As filed with the Securities and Exchange Commission on February 21, 2018

Registration 333-221942

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 ON FORM S-8 TO REGISTRATION STATEMENT ON FORM S-4

UNDER

THE SECURITIES ACT OF 1933

POTLATCHDELTIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	82-0156045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

601 West First Avenue, Suite 1600

Spokane, WA 99201

(Address of Principal Executive Offices) (Zip Code)

Deltic Timber Corporation 2002 Stock Incentive Plan

(Full title of the plan)

Lorrie D. Scott, Esq.

Vice President, General Counsel & Corporate Secretary

PotlatchDeltic Corporation

601 West First Avenue, Suite 1600

Spokane, WA 99201

(509) 835-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common Stock, par value $1 per share	250,000(2)	N/A	N/A	N/A

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement includes such indeterminate number of additional shares of Common Stock as may be issuable with respect to the Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Represents the number of shares of our Common Stock that the Board of Directors of the Registrant has authorized for issuance under the Deltic Timber Corporation 2002 Stock Incentive Plan, which Deltic Timber Corporation 2002 Stock Incentive Plan and outstanding awards thereunder were assumed in connection with the merger (the “Merger”) of one of our subsidiaries with Deltic Timber Corporation. The Merger closed on February 20, 2018.
(3)	These shares were registered under our Registration Statement on Form S-4 (File No. 333-221942) filed under the Securities Act with the Securities and Exchange Commission on December 7, 2017, as amended by Pre-Effective Amendment No. 1 filed on January 17, 2018 and Post-Effective Amendment No. 1 filed on February 20, 2018. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3	Incorporation of Documents by Reference.

The following additional documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 16, 2018;

(b)	The Registrant’s Current Reports on Form 8-K, filed with the SEC on February 21, 2018; and

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on December 16, 2010, including any subsequent amendment or report filed for the purpose of updating such information.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any documents or portions of such documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8-K and any exhibits included with such Items) shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

Item 4	Description of Securities.

Not applicable.

Item 5	Interests of Named Experts and Counsel.

Not applicable.

Item 6	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred in connection therewith.

Article Seventh of the Registrant’s Second Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Seventh of the Registrant’s Second Restated Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability which, by express provision of Delaware law, cannot be eliminated.

The Registrant also maintains insurance policies, for itself and its subsidiaries, that insure its, and its subsidiaries’, officers and directors against certain liabilities. The Registrant has also entered into agreements with its directors and certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

Item 7	Exemption from Registration Claimed.

Not applicable.

Item 8	Exhibits.

Exhibit Number	Description

(5)	Opinion of Perkins Coie LLP as to the validity of the securities being registered.

(23)(a)	Consent of Independent Registered Public Accounting Firm.

(23)(b)	Consent of Perkins Coie LLP (included in Exhibit (5)).

(24)	Power of Attorney (included on signature page of Registration Statement on Form S-4 (File No. 333-221942) filed on December 7, 2017).

(99)	Deltic Timber Corporation 2002 Stock Incentive Plan.

Item 9	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)    That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act ) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington on February 21, 2018.

POTLATCHDELTIC CORPORATION

By:	/s/ Michael J. Covey

Michael J. Covey,
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 on Form S-8 to Registration Statement on Form S-4 has been signed by the following persons (with the directors listed below comprising a majority of the Board of Directors) in the capacities indicated below on the 21st day of February, 2018.

Name	Title

/s/ Michael J. Covey Michael J. Covey	Director and Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

* Eric J. Cremers	Director, President and Chief Operating Officer

* Jerald W. Richards	Vice President and Chief Financial Officer (Principal Financial Officer)

* Stephanie A. Brady	Controller (Principal Accounting Officer)

* Linda M. Breard	Director

* William L. Driscoll	Director

* Charles P. Grenier	Director

* John S. Moody	Director

* Lawrence S. Peiros	Director

* Gregory L. Quesnel	Director

*As Attorney-in-fact

By:	/s/ Michael J. Covey
Michael J. Covey